Exhibit 77I

Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended September 30, 2008
--------------------------------------------------------------------------------

Sub-Item 77I:       Terms of new or amended securities

      Effective April 14, 2008, Artisan Emerging Markets Fund offers Advisor Shares to employee benefit plans, clients of financial advisors, clients of sponsored programs and other institutional investors. The new class was initially offered pursuant to a prospectus dated April 14, 2008 for the Advisor Shares of Artisan Emerging Markets Fund. The amendment to the amended and restated articles of incorporation for Artisan Funds, Inc. relating to the Advisor Shares of Artisan Emerging Markets Fund was filed as exhibit (a)(15) to post-effective amendment no. 38 to the registration statement of Artisan Funds, Inc., Securities Act file number 33-88316, filed on February 14, 2008.